Exhibit 10.1

AMENDMENT TO THE

ENERGEN CORPORATION

STOCK INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Energen Corporation Stock Incentive Plan (the “Plan”), is dated as of November 27, 2018.

1.    Effective Time. This Amendment shall become effective as of the “Effective Time” (as defined in the Agreement and Plan of Merger, by and among Diamondback Energy, Inc., Sidewinder Merger Sub Inc. and Energen Corporation, dated as of August 14, 2018). If the Effective Time does not occur, this Amendment shall be null and void ab initio. Except as expressly set forth herein, the Plan shall remain in full force and effect in accordance with its terms.

2.    Definitions. Terms that are capitalized but not defined herein shall have the meaning set forth in the Plan.

3.    Amendment to Definition of “Change in Control Termination”. With respect to Awards that were outstanding as of August 14, 2018 and that remain outstanding as of immediately prior to the Effective Time, subsection (2) of the definition of “Change in Control Termination” in the Plan shall be amended and restated as follows:

(2)    a voluntary termination for “good reason” (within the meaning of any change in control severance plan for which the Participant is eligible or agreement applicable to the Participant on the date on which a Change in Control occurs) during the good reason termination protection period following a Change in Control as specified in the applicable plan or agreement.

4.    Amendment to Sections 7.2 and 8.4. Notwithstanding any provision of Sections 7.2 or 8.4 of the Plan to the contrary, Awards that were outstanding as of August 14, 2018 and that remain outstanding as of immediately prior to the Effective Time (a) shall be subject to full vesting (i.e., without proration) upon a Qualified Termination due to Retirement occurring following the Effective Time and (b) to the extent vested, shall be settled on the earliest date permitted by Section 409A of the Code.